Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

TPG Inquiries: Owen Blicksilver, 516-742-5950 (o) or owen@blicksilverpr.com

FOR IMMEDIATE RELEASE

August 16, 2007

MIDWEST AIR GROUP BOARD EXECUTES
DEFINITIVE MERGER AGREEMENT WITH TPG CAPITAL

Agreement Provides for $17 per Share in Cash for Midwest’s Shareholders

Milwaukee, Wisconsin, August 16, 2007 – Midwest Air Group (AMEX: MEH), parent company of Midwest Airlines, today announced that it has signed a definitive merger agreement to be acquired by an affiliate of TPG Capital, L.P. in a transaction valued at approximately $450 million. The merger agreement was unanimously approved by the Midwest Air Group Board of Directors.

Under the terms of the agreement, each outstanding share of Midwest’s common stock will be converted into the right to receive $17.00 per share in cash. On December 12, 2006, the last trading day before the public announcement of AirTran’s indication of interest in acquiring Midwest, the per share price of Midwest’s common stock was $9.08. Midwest has approximately 26.6 million shares outstanding, including shares subject to options, restricted share awards and outstanding warrants.

“This is a significant milestone for Midwest,” said Timothy E. Hoeksema, chairman and chief executive officer. “The agreement preserves the airline’s status as Milwaukee’s hometown airline and the popular Midwest Airlines brand for Midwest’s loyal customers and employees. TPG shares our commitment to quality and truly understands the value of a differentiated product. We’re looking forward to a long-term relationship with TPG, and benefiting from their strength and experience.”

Richard P. Schifter, partner, TPG Capital, added, “TPG is excited about the opportunity to invest in Midwest Airlines, which has managed to preserve a quality of service to its passengers rarely seen today. We look forward to working with management and its highly motivated workforce in driving growth and creating more value. We hope that our industry experience, together with an expanded alliance with Northwest Airlines, will lead to a bigger and better Midwest.”

The transaction is expected to be completed in the fourth quarter of 2007. All financing for the

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transaction is in the form of equity and has been committed. No debt financing is required. The transaction is subject to approval by Midwest’s shareholders, as well as other customary conditions, including anti-trust approvals.

The agreement with TPG came at the conclusion of a process in which TPG and AirTran were each asked to submit a “best and final” offer by noon Central time on August 16, 2007. At that time, TPG submitted its $17.00 per share proposal.

The TPG proposal was weighed against a proposal from AirTran of $16.27 per share in cash and AirTran stock. More specifically,

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AirTran proposed to pay $10.00 in cash plus a fraction of a share of its stock having a value of $6.27 based upon an average market price during a specified period leading up to closing (“valuation period”), so long as (i) AirTran’s stock averaged between $9.32 and $11.39 during such period and (ii) AirTran was able to obtain at least $150 million of debt financing at an interest cost not exceeding 13.5% per annum. AirTran’s debt commitment letters were subject to a “market out” condition.

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If AirTran’s debt financing had not been available on such terms, AirTran would have had the option of reducing the cash component to as low as approximately $4.35 per share and issuing a fraction of a share of its stock having a value of $11.92 based upon an average market price during the valuation period, so long as AirTran’s stock averaged between $9.32 and $11.39 during such period. In such instances, depending upon the number of AirTran shares to be issued, the transaction would have been conditioned upon approval by AirTran’s shareholders.

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If the average stock price during the valuation period were outside the $9.32 and $11.39 collars, the amount of AirTran shares issued no longer floated but became fixed. The per share value at closing of the total consideration could then have been less or more than $16.27 per share.

The Midwest board carefully considered the differences in value, closing conditions and other terms between the TPG and AirTran proposals and unanimously approved the TPG proposal.

Samuel K. Skinner, chairman of the board’s special review committee established in connection with the board’s exploration of strategic and financial alternatives and former Secretary of the U.S. Department of Transportation, noted that “the board’s process was carefully designed to maximize value and the committee received best and final offers from both bidders.”

Northwest Airlines Corporation will be a minority passive investor in Midwest Air Partners, LLC, the entity formed to acquire Midwest.

Goldman, Sachs & Co. is acting as financial advisor and Godfrey & Kahn, S.C. and Sidley Austin LLP are acting as legal advisors to Midwest Air Group in connection with the transaction.

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Citigroup Global Markets Inc. is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to TPG in connection with the transaction.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with more than $30 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Minneapolis, Fort Worth, Melbourne, Menlo Park, Moscow, Mumbai, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital’s investments span a variety of industries including travel, technology, retail/consumer, media and communications, industrials, financial services and healthcare. Please visit http://www.tpg.com.

About Midwest Airlines

Readers of Travel+Leisure named Midwest Airlines “Best Domestic Airline” in the magazine’s 2007 World’s Best Awards competition. The airline features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 53 cities. More information is available at http://www.midwestairlines.com.

Midwest will file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) regarding the merger agreement and attach to the filing a copy of the definitive agreement. All parties desiring details regarding the transaction are urged to review the definitive agreement when it is available on the SEC’s Web site at http://www.sec.gov.

In connection with Midwest’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Midwest will file with the SEC, and will furnish to shareholders of Midwest, a proxy statement. Midwest’s shareholders are urged to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Midwest Air Group, Inc., 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, Attention: Investor Relations, Telephone: 414-570-3954, or from Midwest’s Web site, http://www.midwestairlines.com.

Midwest and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Midwest in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Midwest’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Midwest common stock as of March 26, 2007 is also set forth in the Schedule 14A filed by Midwest with the SEC on May 16, 2007.

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Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Midwest may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Midwest are described in the risk factors included in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

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